Exhibit 5.1

Ascendis Pharma A/S Tuborg Boulevard 12 2900 Hellerup Denmark	LARS LÜTHJOHAN JENSEN ATTORNEY AT LAW LLJ@MAZANTI.DK TEL +45 3319 3749 (DIR.) 10 AMALIEGADE DK-1256 COPENHAGEN K TEL +45 3314 3536 WWW.MAZANTI.DK ADVOKATPARTNERSELSKAB VAT DK 35 89 20 52

REF. 50540 26.03.2015

Dear Sirs

Registration Statement on Form S-8 of Ascendis Pharma A/S

We have acted as Danish counsel to Ascendis Pharma A/S (the “Company”) in connection with the registration of up to 2,999,824 ordinary shares of the Company that are available for issuance pursuant to warrants already issued by the Company on the terms of the incentive schemes set forth in Appendix 1 and Appendix 2 to the Company’s articles of association (the “Articles of Association”) (collectively, the “Incentive Shares”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Incentive Shares that may be issued following exercise of the warrants already issued have been duly authorized and, when issued in accordance with the terms of the respective warrants and against payment of due consideration therefor (to the extent applicable), will be validly issued, fully paid and non-assessable.

Non-assessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

The opinion expressed herein is limited to the laws of Denmark as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the Company has taken no and will take no action inconsistent with the Danish Companies Act or the resolutions of its shareholders and its board of directors authorizing the Company to issue the warrants or the Incentive Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Incentive Shares to be issued and sold under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Any and all liability and other matters relating to this opinion shall be governed exclusively by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

Yours faithfully

/s/ Lars Lüthjohan Jensen
Lars Lüthjohan Jensen